CONSENT OF INDEPENDENT AUDITORS

Smith Barney Fundamental Value Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 34 to Registration Statement No. 2-71469 of our report dated November 12, 1999, appearing in the Annual Report to Shareholders for the year ended September 30, 1999, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information, which are also included in such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
January 24, 2000